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                                                                   Exhibit (d.6)

                      INTERIM INVESTMENT ADVISORY AGREEMENT

     INTERIM INVESTMENT ADVISORY AGREEMENT (the "Agreement") made as of this 1st day of December, 2009 between BlackRock Fund Advisors, formerly known as Barclays Global Fund Advisors, a corporation organized under the laws of the State of California (the "Adviser"), and iShares Trust, a business trust organized under the laws of the State of Delaware (the "Trust").

     WHEREAS, the Adviser is engaged in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

     WHEREAS, the Trust is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Trust offers shares representing interests in each of the separate series listed on Schedule A attached hereto (each, a "Fund" and collectively, the "Funds");

     WHEREAS, the Adviser had previously served as the investment adviser to the Funds pursuant to an Investment Advisory Agreement between the Trust, on behalf of the Funds, and the Adviser (the "Current Advisory Agreement");

     WHEREAS, the Adviser is a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., formerly known as Barclays Global Investors, N.A. ("BGI"), which in turn was a majority-owned subsidiary of Barclays PLC ("Barclays");

     WHEREAS, on June 16, 2009, Barclays announced that it had entered into an agreement to sell its interest in BGI, the Adviser and certain affiliated companies to BlackRock, Inc. (the "Transaction");

     WHEREAS, the consummation of the Transaction resulted in the assignment of the Current Advisory Agreement, which caused the automatic termination of such agreement;

     WHEREAS, to address the termination of the Current Advisory Agreement, shareholder approval of a new Investment Advisory Agreement (the "New Advisory Agreement") between the Trust, on behalf of the Funds, and the Adviser is being sought;

     WHEREAS, in the event that shareholder approval of the New Advisory Agreement has not been obtained prior to the consummation of the Transaction for any Fund, the Trust, on behalf of the Funds, desires to retain the Adviser to act as investment adviser to such Funds, and to render investment advisory services to the Funds in the manner and on the terms set out in this Agreement for a maximum of 150 days following the consummation of the

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Transaction, pending approval of the New Advisory Agreement by the shareholders of each Fund; and

     WHEREAS, the Adviser desires to provide such services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, the parties hereto hereby agree as follows:

     1. APPOINTMENT OF ADVISER

          The Trust, pending the consummation of the Transaction and the failure by that time to obtain shareholder approval of the New Advisory Agreement by any Fund, hereby appoints the Adviser to act as investment adviser for any Fund that has not obtained shareholder approval for the period and on terms set forth herein. The Adviser accepts such appointment and agrees to render such services for the compensation set forth herein, as such compensation may be limited by Rule 15a-4 under the 1940 Act and as provided in this Agreement.

     2. DUTIES OF THE ADVISER

          The Adviser, at its own expense shall: (i) furnish continuously an investment program for each Fund; (ii) manage the investment and reinvestment of Fund assets; (iii) determine what investments shall be purchased, held, sold or exchanged for each Fund and what portion, if any, of the assets of each Fund shall be held uninvested; (iv) make changes on behalf of the Trust in the investments for each Fund; (v) provide the Trust with records concerning the Adviser's activities that the Trust is required to maintain; and (vi) render reports to the Trust's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. In addition, the Adviser will arrange for other necessary services, including custodial, transfer agency and administration. The Adviser shall furnish to the Trust all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Trust for each Fund. The Adviser may at its expense employ others to provide all or any part of facilities and personnel.

          The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, each Fund's investment objective and policies, as set forth in the then current prospectus and statement of additional information for such Fund contained in the Trust's Registration Statement on Form N-1A, as such prospectus and statement of additional information is amended or supplemented from time to time, and applicable laws and regulations.

     3. CERTAIN RECORDS AND REPORTS

          Any records required to be maintained and preserved pursuant to the provisions of Rule 31 a-l and Rule 31a-2 under the 1940 Act that are prepared or maintained by the Adviser (or any sub-adviser) on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust at its request (the "Records"). The Adviser agrees to preserve the Records for the periods prescribed in Rule 31a-2 under the 1940 Act. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements,


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     reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request

     4. ADVISORY FEES

          (a) For the services to be provided by the Adviser hereunder with respect to each Fund, the Trust shall pay to the Adviser a fee at the rate set forth on Schedule A attached hereto, provided, and notwithstanding anything herein to the contrary, the fees and other compensation paid to the Adviser hereunder shall be no greater than the compensation the Adviser would have received under the Current Advisory Agreement. The Adviser agrees to pay all expenses incurred by the Trust except for interest, taxes, brokerage expenses and other expenses connected with the execution of portfolio transactions, extraordinary expenses, and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to rule 12b-1 under the 1940 Act. Schedule A shall be amended from time to time to reflect the termination of any Fund as a Fund hereunder. All fees payable hereunder shall be accrued daily and paid as soon as practical after the last day of each month, subject to the limitations set forth in
     Section 4(c) below.

          (b) In any case of commencement or termination of this Agreement with respect to any Fund during any calendar quarter, the fee with respect to such Fund for that quarter shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect, subject to the limitations set forth in Section 4(c) below.

          (c) Notwithstanding any provision of Sections 4(a) and (b) or any other provisions of this Agreement to the contrary, the Adviser hereby acknowledges and agrees that for the term of this Agreement all compensation earned by the Adviser under this Agreement will be held in an interest-bearing escrow account (the "Escrow Account") with the Trust's custodian, or such other bank as the Adviser and the Trust may agree, pending the occurrence of one of the following events:

               (1) A "majority of the outstanding voting securities" of a Fund (as defined in the 1940 Act) approves the New Advisory Agreement with the Adviser by the end of the 150 day maximum term of this Agreement (the "Adviser Approval Event"); or

               (2) A "majority of the outstanding voting securities" of a Fund (as defined in the 1940 Act) does not approve the New Advisory Agreement with the Adviser by the end of the 150 day maximum term of this Agreement.

          If the Adviser Approval Event occurs for any Fund, then the amount in the Escrow Account (including any interest earned) for such Fund will be paid to the Adviser. If the Adviser Approval Event does not occur for any Fund, then upon termination of this Agreement, the Adviser will be promptly paid, out of the Escrow Account for such non-approving Funds, the lesser of
     (i) any costs incurred in performing this Agreement (plus any interest earned on that amount while in escrow) for such Funds; and (ii) the total amount in the Escrow Account (plus any interest earned) for such Funds. The Adviser acknowledges its agreement with the compensation limitations imposed by this Section 4(c) and hereby waives any and all claims at


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     law or in equity to any amount of compensation more than is specifically provided for in this Section 4(c).

     5. PORTFOLIO TRANSACTIONS

          In connection with the management of the investment and reinvestment of Fund assets pursuant to this Agreement, the Adviser, acting by its own officers, directors or employees, is authorized to select the brokers or dealers (including brokers and dealers that are affiliated with the Adviser or the Trust's principal underwriter) that will execute purchase and sale transactions for the Trust. In executing portfolio transactions and selecting brokers or dealers, if any, the Adviser will use its best efforts to seek on behalf of a Fund the best overall terms available, as described from time to time, in the Trust's Registration Statement. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) provided to any fund of the Trust. The Adviser may pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting the transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. The Trust acknowledges that any such research may be useful to the Adviser in connection with other accounts managed by it. Brokerage transactions for the Trust may be effected through affiliates of the Adviser if approved by the Board of Trustees, subject to applicable rules and regulations. The Adviser will promptly communicate to the officers and the Trustees of the Trust such information relating to Fund transactions as they may reasonably request.

     6. LIABILITY OF ADVISER

          Neither the Adviser nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder, the reckless disregard of its duties or obligations hereunder, or breach of its fiduciary duty to the Trust, any Fund or its shareholders.

     7. FORCE MAJEURE

          Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss suffered by the Trust or its shareholders caused directly or indirectly by circumstances beyond the Adviser's reasonable control including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or


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     military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, riots or failures of communication or power supply.

     8. DURATION, TERMINATION AND AMENDMENT

          a. DURATION. This Agreement shall become effective with respect to a Fund on the first business day following the consummation of the Transaction, if, by that date, shareholders of that Fund have not approved the New Advisory Agreement, and, unless terminated in accordance with its terms, will continue for a maximum of 150 days; provided, however, this Agreement will terminate upon the execution of the New Advisory Agreement after the Adviser Approval Event. For the avoidance of doubt, it is acknowledged and agreed that if the Transaction is not consummated for any reason, this Agreement will not go into effect and the Current Advisory Agreement between the Trust, on behalf of the Funds, and the Adviser will remain in effect, and any compensation owed by the Trust, on behalf of the Funds, to the Adviser will be paid pursuant to the terms of the Current Advisory Agreement.

          b. AMENDMENT. Any amendment to this Agreement shall become effective with respect to a Fund upon approval of the Adviser, and the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and, if required under the 1940 Act, a majority of the outstanding voting securities (as defined in the 1940
     Act) of the Fund.

          c. APPROVAL, AMENDMENT OR TERMINATION BY A FUND. Any approval, amendment or termination of this Agreement with respect to a Fund will not require the approval of any other Fund or the approval of a majority of the outstanding voting securities of the Trust, unless such approval is required by applicable law.

          d. AUTOMATIC TERMINATION. This Agreement shall automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

          e. TERMINATION. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Adviser, in each case on ten (10) calendar days' prior written notice to the other party; provided, that a shorter notice period shall be permitted for a Fund in the event its shares are no longer listed on a national securities exchange.

     9. SERVICES NOT EXCLUSIVE

          The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.


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     10. MISCELLANEOUS

          a. NOTICE. Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notices.

          b. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

          c. APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

          d. EXECUTION BY COUNTERPART. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

          e. SURVIVAL AFTER TERMINATION. The rights and obligations set forth in Sections 5 and 7 shall survive the termination of this Agreement.

          f. PERMISSIBLE INTERESTS. Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, agents, shareholders or otherwise; directors, partners, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise.


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     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first set forth above.

                                        iSHARES TRUST


                                        By: /s/ Jack Gee
                                            ------------------------------------
                                            Name:  Jack Gee
                                            Title: Chief Financial Officer,
                                                   iShares, Trust


                                        BLACKROCK FUND ADVISORS


                                        By: /s/ Geoffrey Flynn
                                            ------------------------------------
                                            Name:  Geoffrey Flynn
                                            Title: Managing Director


                                        By: /s/ Michael Latham
                                            ------------------------------------
                                            Name:  Michael Latham
                                            Title: Managing Director


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                                   SCHEDULE A
                                     TO THE
                INTERIM ADVISORY AGREEMENT DATED DECEMBER 1, 2009
                                     BETWEEN
                                  iSHARES TRUST
                                       AND
                             BLACKROCK FUND ADVISORS

Pursuant to Section 4 of this Agreement, the Company, on behalf of the Funds, shall pay the Adviser compensation at the following annual rates, subject to the limitations set forth in Section 4(d) of the Agreement.